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                                                                    EXHIBIT 12.1



          Computation of Ratios of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (dollars in thousands)

                                         Fiscal Year Ended October 31,
                                ------------------------------------------------
                                                                                     Three Months
                                                                                     Ended Jan. 31,
                                  1994       1995      1996      1997      1998          1999
                                -------    -------   -------   -------   -------     --------------
Interest expense                $  458     $  964    $   365   $   259    $  156       $  2,341
Capitalized interest                --         --         --       101       112             21
Estimated interest portion of
  rent expense                     166        166        166       175       175             44
                                ------     ------    -------   -------   -------       --------
Fixed charges                      624      1,130        531       535       443          2,405
                                ------     ------    -------   -------   -------       --------
Income (loss) before income
  taxes                          5,280      9,300     12,173    17,838    25,857        (13,679)
Fixed charges                      624      1,130        531       535       443          2,405
Capitalized interest                --         --         --      (101)     (112)           (21)
                                ------     ------    -------   -------   -------       --------
Earnings                         5,904     10,430     12,704    17,772    26,188        (11,294)
                                ------     ------    -------   -------   -------       --------
Ratio of earnings to fixed
  charges                        9.5x        9.2x     23.9x      33.2x     59.1x         (4.7x)
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